Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OWENS CORNING

OWENS CORNING, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is Owens Corning and the name under which the Corporation was originally incorporated is Owens-Corning Fiberglas Corporation. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 31, 1938.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 and, to the extent applicable, Section 303, of the General Corporation Law of the State of Delaware, and amends and restates, in their entirety, the provisions of the Corporation’s Certificate of Incorporation. Provision for the making of this Amended and Restated Certificate of Incorporation is contained in the order of the United States Bankruptcy Court for the District of Delaware dated as of September 26, 2006 confirming the Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-In-Possession (as Modified) filed pursuant to section 1121(a) of chapter 11 of title 11 of the United States Code.

C. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

D. This Amended and Restated Certificate of Incorporation shall be effective at 12:05 a.m. Eastern Time on October 31, 2006.

IN WITNESS WHEREOF, Owens Corning has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, on the 30th day of October, 2006.

OWENS CORNING a Delaware corporation

By: Stephen K. Krull
Name: Stephen K. Krull
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT A

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Owens Corning Sales, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is located at The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 100 shares of common stock with a par value of $.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation, subject to any specific limitation on such power contained in any By-laws adopted by the stockholders. Elections of directors need not be by written ballot unless the By-laws of the Corporation so provide.

SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH: Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of Delaware as it may be in effect from time to time.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

[Remainder of Page Intentionally Left Blank]